Exhibit 99.1
February 13, 2008
Dear Shareholder:
This past year was one of major accomplishments for your Corporation. The results are now complete and we believe that they are impressive.
Attached you will find the 2007 unaudited financial summary for The National Bank of Indianapolis Corporation. As you review the financial results for 2007, please note that the Corporation began the year with total assets of $1.034 billion and finished the year with total assets over $1.163 billion. This represents assets growth of $129 million or 12%.
The Corporation earned a record profit for the year. Net income for 2007 reached $7,891,000 compared to the 2006 profit of $6,985,000 as restated. On a fully diluted basis, earnings per share increased 13% to $3.27 per share, compared to $2.90 in 2006 as restated. Included in the 2007 results is $390,690 or $0.16 per share from the effect of FAS 91 accounting. Prior years also included the effect of FAS 91, which was not material. Without the positive effect from FAS 91, earnings per share in 2007 were $3.11, up 7% over 2006.
Net income for the fourth quarter of 2007 reached $2,032,000 compared to $1,880,000 for the same period in 2006. For the first three quarters of 2007, previously report net income was increased by $337,960 to reflect the effect of FAS91 accounting in each quarter. Updated quarterly information will be provided in the Corporation’s Form 10-K for the year ended December 31, 2007.
Our record profit performance in 2007 was due in part to the growth of our loan portfolio over the prior year. Total loans exceeded $830 million at year end, an $86 million increase from 2006. For the full year, the Bank had no net charge-offs. Instead, the Bank recorded a net recovery of $36,000. This is in relation to our total reserve for loan losses at year end of $9,453,000. At present, we believe that the quality of our loan portfolio is sound and our reserves for loan losses are adequate. Moreover, we are very pleased to state that The National Bank of Indianapolis purposely avoided all sub-prime mortgage lending as defined by the Office of the Comptroller of the Currency and has no direct exposure to sub-prime mortgages.
Deposits continued to show solid growth in 2007. Total deposits exceeded $1.004 billion, growing $129 million or 15%.
Fee income was a major contributor during 2007. Residential mortgage volume did well in spite of a general slowdown in the housing market, Wealth Management fees were also a bright spot. Our Wealth Management Division finished the year at $1.214 billion in assets under administration, a new high. Assets in the Wealth Management Division grew over $104 million during 2007 and were positively impacted by excellent investment performance and new client accounts.

Another important 2007 milestone relates to capital. As of December 31, 2007, total shareholders equity at the Corporation exceeded $68.9 million and book value per share reached a new high of $29.63.
As we write this shareholder letter, the competitive landscape in Indianapolis has changed yet again. M&I Bank has closed on its acquisition of First Indiana, making The National Bank of Indianapolis the largest local bank headquartered in Greater Indianapolis. We believe there will continue to be changes to the Indianapolis banking market in the future. The economy is weakening and credit markets are in turmoil. The competition in the marketplace remains challenging, but we are determined to remain competitive and respond to opportunities in this very challenging environment.
In summary, The National Bank of Indianapolis Corporation had a record year during 2007 in terms of earnings, capital, assets, deposits and loans. We are pleased with our record performance in midst of increased competition and a weakening economy. As always, we appreciate the continued support of our shareholders, employees, clients and Directors and we thank you for your confidence.
Sincerely,

Michael S. Maurer	Morris L. Maurer	Philip B. Roby
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
:sch
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

FOURTH QUARTER 2007 HIGHLIGHTS
Selected Balance Sheet Information

	Dec. 31, 2007	Dec. 31, 2006
(in thousands)	(unaudited)	(audited)
Total Assets	$1,163,109	$1,034,432
Loans	830,328	744,538
Reserve for Loan Losses	(9,453)	(8,513)
Investment Securities	134,024	146,987
Total Deposits	1,004,762	875,084
Shareholders’ Equity	68,938	59,785
Selected Income Statement Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in thousands)	2007	2006	2007	2006
Net Interest Income	$8,834	$8,076	$33,617	$31,811
Provision for Loan Losses	375	225	904	1,086
Non-Interest Income	2,743	2,273	10,025	8,359
Non-Interest Expense	8,168	7,319	30,991	28,598
Pretax Income	3,034	2,805	11,747	10,486
Net Income	2,032	1,880	7,891	6,985	*
Selected Per Share Information

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Basic Earnings Per Share	$0.87	$0.81	$3.39	$3.03	*
Diluted Earnings Per Share	$0.84	$0.78	$3.27	$2.90	*
Book Value per Share	$29.63	$25.88	$29.63	$25.88
* Restated to adjust for the excess tax benefit for restricted stock described in June 30, 2007 Form 10-Q.